Exhibit 99.1

PC Connection, Inc. Reports Fourth Quarter and Full Year 2012 Results

MERRIMACK, N.H.--(BUSINESS WIRE)--January 31, 2013--PC Connection, Inc. (NASDAQ: PCCC):

FOURTH QUARTER SUMMARY:	FULL YEAR SUMMARY:
Diluted EPS: $0.33 per share, up 18% y/y	Pro forma diluted EPS: $1.27, up 19% y/y
Net sales: $556.2 million, up 1% y/y	Net sales: $2.159 billion, up 2.6% y/y
Gross margin: 12.9%, increase of 50 basis points y/y	Gross margin: 13.1%, increase of 50 basis points y/y
Operating income: $14.6 million, 2.6% of net sales	Cash $39.9 million, up $35.3 million from 2011

PC Connection, Inc. (NASDAQ: PCCC), a provider of a full range of information technology (IT) solutions to business, government, and education markets, today announced results for the quarter and year ended December 31, 2012. Net sales for the fourth quarter of 2012 increased by 0.6% year over year to $556.2 million compared to $553.2 million for the fourth quarter of 2011. Overall gross profit dollars for the quarter increased by 4.3% to $71.7 million compared to the prior year quarter. Net income for the quarter increased to $8.9 million, or $0.33 per share, compared to $7.4 million, or $0.28 per share, for the prior year quarter.

Net sales for the year ended December 31, 2012 were $2.2 billion, an increase of $55.6 million, or 2.6%, compared to $2.1 billion for the year ended December 31, 2011. Net income for the year ended December 31, 2012 increased 14.9% to $33.1 million, or $1.24 per share, compared to $28.8 million, or $1.07 per share, for the year ended December 31, 2011. Excluding special charges related to retirement and severance payments, pro forma net income for the year ended December 31, 2012 would have been $33.8 million, or $1.27 per share, representing 18.7% EPS growth over prior year. We did not record any special charges for the year ended December 31, 2011. Earnings before interest, taxes, depreciation and amortization, stock-based compensation expense, and special charges (“Adjusted EBITDA”) totaled $63.3 million for 2012, as compared to $54.4 million for 2011.

In the first quarter of 2012, we combined our consumer and small office/home office (“SOHO”) sales company with our small- and medium-sized business (SMB) segment. In order to facilitate comparison with current period results, 2011 revenues and gross margins for the SMB segment have been restated to include consumer and SOHO sales.

Quarterly Sales by Segment:

  Net sales for the SMB business segment were $228.5 million in the fourth quarter of 2012. Sales to small and medium businesses were up slightly year over year. However, when combined with lower consumer sales, sales for this segment decreased by 5.2%. Gross margin increased year over year by 60 basis points as we continue to provide advanced technologies and solutions to our customers.
  Net sales for the Large Account segment increased by 2.7% to $202.3 million compared to sales in the fourth quarter of 2011. The increase was due to higher notebook and software sales which have increased year over year on a quarterly basis for three straight years. Gross profit increased to $22.6 million due to a 40 basis-point margin improvement which we attribute to our strategic focus on higher-margin solution sales.
  Net sales to government and education customers (Public Sector segment) increased year over year by 9.1% to $125.5 million. We gained market share during the quarter in a challenging public-sector environment. Sales to state and local government and educational institutions increased by 7.5%, and sales to the federal government grew by 10.7% year over year.

Quarterly Sales by Product Mix:

  Notebook sales, the Company’s largest product category, increased by 8.3% year over year and accounted for 19% of net sales in the fourth quarter of 2012 compared to 17% of net sales in the fourth quarter of 2011. The growth was attributable to increased unit sales, as average selling prices decreased by single digits on a rate basis.
  Software sales increased by 7.4% year over year, accounting for 16% of net sales in the fourth quarter of 2012 compared to 15% of net sales in the fourth quarter of 2011. Software sales increased in Large Account due to higher demand in virtualization and security.
  Desktop/server sales decreased by 6.7% year over year, accounting for 14% of net sales in the fourth quarter of 2012 compared to 16% of net sales in the fourth quarter of 2011. The decline was primarily a result of lower unit sales and average selling prices for servers.

Consolidated gross margin, as a percentage of net sales, increased year over year by 50 basis points to 12.9% in the fourth quarter of 2012. As our customers migrate to data center and advanced technology solutions, we have experienced increased sales of higher margin products and services.

Total selling, general and administrative expenses for the quarter were relatively flat year over year, and remained unchanged as a percentage of net sales for both the fourth quarter of 2012 and 2011. We continue to look for ways to increase efficiency while maintaining tight cost control management. The Company is implementing a Customer Master Data Management system to enhance our capabilities and target additional selling opportunities, which is scheduled to be placed into service in 2013. This will conclude the first phase of a comprehensive initiative to improve our internal IT infrastructure. Depreciation expense for this asset is expected to add approximately $2.0 million in SG&A expenses in 2013, which may increase our SG&A rates.

The Company generated significant positive cash flow for the year ended December 31, 2012. Total cash was $39.9 million compared to $4.6 million at December 31, 2011. In addition, there were no amounts outstanding on the Company’s line of credit at December 31, 2012, compared to $5.3 million outstanding at December 31, 2011. Days sales outstanding were 41 days at December 31, 2012, and inventory turns were 27 times in the fourth quarter of 2012.

During the quarter, the Company had two significant cash transactions. A special cash dividend of $0.38 per share was made to shareholders of record on November 28, 2012. The total cash payment of $10.1 million was paid on December 14, 2012. The Company also purchased 600,000 shares of its common stock from two principal stockholders at an average price of $10.58 per share. The stock purchase totaled $6.3 million and is reported as a Treasury Stock purchase in our Condensed Consolidated Statement of Cash Flows.

“During the fourth quarter we continued to drive gross margin improvement and double-digit earnings growth while facing soft overall demand due to the macro-economic environment,” said Tim McGrath, President and Chief Executive Officer. “Overall, 2012 was a strong year for the Company, as evidenced by our 19% growth in pro forma earnings per share, and the $70 million in cash we generated from operating activities. Our performance enabled us to pay a special dividend to shareholders for the second year in a row, fund our capital expenditures related to enhancing internal IT systems, and purchase common stock in an accretive transaction. In 2013, we are focused on top-line growth and improved bottom-line performance to enhance earnings and shareholder value.”

Non-GAAP Financial Information

Adjusted EBITDA, pro forma net income, and pro forma earnings per share are non-GAAP financial measures. This information is included to provide information with respect to the Company’s operating performance and earnings. Reconciliations of Adjusted EBITDA, pro forma net income, and pro forma earnings per share to GAAP net income are provided in tables immediately following the Condensed Consolidated Statements of Income.

Conference Call and Webcast

The Company will host a conference call and live web cast today at 4:30 p.m. ET to discuss fourth quarter and full year 2012 results of operations. To access the conference call, please dial 877-776-4016 (US) or 973-638-3231 (International). The conference call will be available to the general public on a live webcast (in listen only mode) on the Company’s website at http://ir.pcconnection.com. To access the replay of the call, please dial 800-585-8367 or 404-537-3406 and enter the access code 79874265.

About PC Connection, Inc.

PC Connection, Inc., a Fortune 1000 company, has four sales companies: PC Connection Sales Corporation, MoreDirect, Inc., GovConnection, Inc., and Professional Computer Center, Inc. (d/b/a ValCom Technology), headquartered in Merrimack, NH; Boca Raton, FL; Rockville, MD; and Itasca, IL, respectively. All four companies can deliver custom-configured computer systems overnight from our ISO 9001:2008 certified technical configuration lab at our distribution center in Wilmington, OH. Investors and media can find more information about PC Connection, Inc. at http://ir.pcconnection.com.

PC Connection Sales Corporation (800-800-5555), the original business of PC Connection, Inc. serving primarily the small- and medium-sized business sector, is a rapid-response provider of IT products and services. It offers more than 300,000 brand-name products through its staff of technically trained sales account managers and telesales specialists, catalogs, publications, and its website at www.pcconnection.com. This company also serves consumer and small office users and is, under its MacConnection brand (800-800-2222), one of Apple’s largest authorized online resellers at www.macconnection.com.

MoreDirect, Inc. (561-237-3300), www.moredirect.com, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 300,000 products and 1,600 vendors through TRAXX™, a cloud-based eProcurement system. Backed by over 500 technical certifications, MoreDirect’s team of engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

GovConnection, Inc. (800-800-0019) is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs, publications, and online at www.govconnection.com.

Professional Computer Center, Inc., d/b/a ValCom Technology (630-285-0500), www.valcomtechnology.com, provides technology services to medium-to-large corporate organizations utilizing its proprietary cloud-based IT service management software, WebSPOC™. Through its experienced technical service personnel, ValCom Technology provides network, server, storage, mission-critical onsite support, installation, and hosting of lifecycle services.

# # #

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results, and the ability of the Company to manage personnel levels in response to fluctuations in revenue, and other risks that could cause actual results to differ materially from those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2011. More specifically, the statements in this release concerning the Company’s outlook for gross margin and selling, general, and administrative expenses in 2013 and other statements of a non-historical basis (including statements regarding the Company’s ability to grow revenues, improve gross margins, increase market share, control costs, and increase earnings per share) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor and customer relationships and support programs, the ability of the Company to gain or maintain market share, the ability of the Company to match cost levels with changes in revenues, and the ability of the Company to hire and retain qualified sales representatives and other essential personnel. The Company disclaims any obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended December 31,	2012		2011
		% of		% of	%
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)		Net Sales		Net Sales	Change

Operating Data:
Net sales	$556,247		$553,162		1%
Diluted earnings per share	$0.33		$0.28		18%

Gross margin	12.9%		12.4%
Operating margin	2.6%		2.1%
Return on equity (1)	11.9%		10.9%

Orders entered (2)	297,200		329,600		(10%)
Average order size (2)	$2,216		$1,958		13%

Inventory turns (1)	27		25
Days sales outstanding	41		47

Product Mix:
Notebook	$103,178	19%	$95,296	17%	8%
Software	87,820	16	81,744	15	7%
Desktop/Server	79,706	14	85,464	16	(7%)
Net/Com Product	56,900	10	60,757	11	(6%)
Video, Imaging & Sound	49,520	9	51,640	9	(4%)
Storage	39,556	7	40,638	7	(3%)
Printer and Printer Supplies	36,151	7	41,043	8	(12%)
Memory and System Enhancement	19,362	3	22,582	4	(14%)
Accessory/Other	84,054	15	73,998	13	14%
Total Net Sales	$556,247	100%	$553,162	100%	1%

Stock Performance Indicators:
Actual shares outstanding	25,887		26,365
Total book value per share	$11.25		$10.37
Tangible book value per share	$9.13		$8.23
Closing price	$11.50		$11.09
Market capitalization	$297,701		$292,388
Pro forma trailing price/earnings ratio	9.1		10.4
LTM Adjusted EBITDA (3)	$63,314		$54,386
Market capitalization/LTM EBITDA	4.7		5.4

(1) Annualized
(2) Does not reflect cancellations or returns
(3) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and special charges.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended December 31,	2012		2011
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

SMB	$228,493	14.6%	$241,135	14.0%
Large Account	202,271	11.2	197,049	10.8
Public Sector	125,483	12.5	114,978	11.9
Total	$556,247	12.9%	$553,162	12.4%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended December 31,	2012		2011
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$556,247	100.0%	$553,162	100.0%
Cost of sales	484,546	87.1	484,427	87.6
Gross profit	71,701	12.9	68,735	12.4

Selling, general and administrative expenses	57,063	10.3	56,952	10.3
Income from operations	14,638	2.6	11,783	2.1

Interest expense, net	(15)	-	(88)	-
Income tax provision	(5,754)	(1.0)	(4,268)	(0.8)
Net income	$8,869	1.6%	$7,427	1.3%

Earnings per common share:
Basic	$0.34		$0.28
Diluted	$0.33		$0.28

Weighted average common shares outstanding:
Basic	26,413		26,451
Diluted	26,598		26,599

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31,	2012		2011
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$2,158,873	100.0%	$2,103,295	100.0%
Cost of sales	1,876,784	86.9	1,838,411	87.4
Gross profit	282,089	13.1	264,884	12.6

Selling, general and administrative expenses	226,322	10.5	217,273	10.3
Special charges	1,135	0.1	-	-
Income from operations	54,632	2.5	47,611	2.3

Interest expense, net	(125)	-	(180)	-
Income tax provision	(21,436)	(1.0)	(18,644)	(0.9)
Net income	$33,071	1.5%	$28,787	1.4%

Earnings per common share:
Basic	$1.25		$1.08
Diluted	$1.24		$1.07

Weighted average common shares outstanding:
Basic	26,431		26,703
Diluted	26,586		26,800

A RECONCILIATION BETWEEN GAAP AND PRO FORMA NET INCOME
Years Ended December 31,			2012	2011
(provided for comparison of our operating results without special charges, amounts in thousands)
GAAP net income			$33,071	$28,787
Special charges (after tax)			681	-
Pro forma net income			$33,752	$28,787

Pro forma diluted earnings per common share			$1.27	$1.07

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA is detailed below. EBITDA is defined as earnings before interest, taxes, depreciation, and amortization. Adjusted EBITDA means EBITDA adjusted for certain items which are described in the table below. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

(amounts in thousands)	Three Months Ended December 31,			Years Ended December 31,
	2012	2011	% Change	2012	2011	% Change
Net income	$8,869	$7,427		$33,071	$28,787
Depreciation and amortization	2,044	1,578		6,895	5,951
Income tax expense	5,754	4,268		21,436	18,644
Interest expense, net	15	88		125	180
EBITDA	16,682	13,361		61,527	53,562
Stock-based compensation	118	126		1,494	824
Other special charges	-	-		293	-
Adjusted EBITDA	$16,800	$13,487	25%	$63,314	$54,386	16%

			December 31,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS			2012	2011
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents			$39,907	$4,615
Accounts receivable, net			267,310	295,188
Inventories			69,637	77,437
Prepaid expenses and other current assets			3,934	4,713
Deferred income taxes			5,250	4,436
Income taxes receivable			434	1,927
Total current assets			386,472	388,316
Property and equipment, net			26,104	22,570
Goodwill			51,276	51,276
Other intangibles, net			3,757	5,205
Other assets			714	652
Total Assets			$468,323	$468,019

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of capital lease obligation to affiliate			$989	$971
Borrowings under bank line of credit			-	5,267
Accounts payable			126,110	130,900
Accrued expenses and other liabilities			22,562	30,902
Accrued payroll			13,824	12,964
Total current liabilities			163,485	181,004
Deferred income taxes			10,514	9,026
Other liabilities			3,021	3,471
Capital lease obligation to affiliate, less current maturities			-	989
Total Liabilities			177,020	194,490
Stockholders’ Equity:
Common stock			278	276
Additional paid-in capital			101,735	99,957
Retained earnings			205,271	182,274
Treasury stock at cost			(15,981)	(8,978)
Total Stockholders’ Equity			291,303	273,529
Total Liabilities and Stockholders’ Equity			$468,323	$468,019

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31,	2012	2011
(amounts in thousands)
Cash Flows from Operating Activities:
Net income	$33,071	$28,787
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,895	5,951
Provision for doubtful accounts	1,561	2,768
Deferred income taxes	674	2,581
Stock-based compensation expense	1,494	824
Loss on disposal of fixed assets	82	16
Income tax benefit from stock-based compensation	213	112
Excess tax benefit from exercise of stock options	(15)	(15)
Fair value adjustment to contingent consideration	(44)	(80)

Changes in assets and liabilities:
Accounts receivable	26,317	(56,682)
Inventories	7,800	(2,850)
Prepaid expenses and other current assets	2,272	(673)
Other non-current assets	(62)	(219)
Accounts payable	(4,613)	14,497
Accrued expenses and other liabilities	(5,986)	(309)
Net cash provided by (used for) operating activities	69,659	(5,292)

Cash Flows from Investing Activities:
Purchases of property and equipment	(9,250)	(10,855)
Proceeds from sale of equipment	10	4
Acquisition of ValCom Technology, net of cash acquired	-	(4,745)
Purchase of intangible asset	-	(450)
Net cash used for investing activities	(9,240)	(16,046)

Cash Flows from Financing Activities:
Repayment of short-term borrowings	(12,471)	(54,106)
Proceeds from short-term borrowings	7,204	59,373
Dividend payment	(10,074)	(10,588)
Purchase of treasury shares	(7,813)	(3,823)
Payment of contingent consideration	(1,900)	-
Payment of payroll taxes on stock-based compensation through shares withheld	(504)	(206)
Repayment of capital lease obligation to affiliate	(971)	(870)
Issuance of stock under Employee Stock Purchase Plan	515	380
Exercise of stock options	872	404
Excess tax benefit from exercise of stock options	15	15
Net cash used for financing activities	(25,127)	(9,421)
Increase (decrease) in cash and cash equivalents	35,292	(30,759)
Cash and cash equivalents, beginning of period	4,615	35,374
Cash and cash equivalents, end of period	$39,907	$4,615

Non-cash Investing and Financing Activities:
Issuance of nonvested stock from treasury	$1,314	$633
Accrued capital expenditures	253	430
Contingent consideration recorded in accrued expenses and other liabilities	-	1,960

pccc-g

CONTACT:
PC Connection, Inc.
Joseph Driscoll, 603-683-2322
Senior Vice President, CFO and Treasurer